Exhibit 8.1

Nyxoah SA Subsidiaries

Jurisdiction of
Incorporation or
Name of Subsidiary	Organization
Nyxoah GmbH	Germany
Nyxoah Inc.	Delaware
Nyxoah Ltd	Israel
Nyxoah Pty Ltd	Australia